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Item 14(c) Exhibit #12

Corning Incorporated and Subsidiary Companies

Computation of Ratio of Earnings to Combined Fixed Charges and Preferred
Dividends:
(Dollars in millions, except ratios)

                                              Fiscal Year Ended

                                       Jan. 1,     Jan. 2,     Jan. 3,     Dec. 29,     Dec. 30,
                                        1995        1994        1993         1991         1990

Income before taxes on income          $459.5      $156.7      $336.6      $327.4       $328.1
Adjustments:
  Share of earnings (losses) before
    taxes of 50% owned companies         89.0      (137.0)      103.2       165.4        175.9
  Loss before taxes of greater than
    50% owned unconsolidated
    subsidiary                           (4.0)       (3.1)       (2.1)       (2.2)        (2.0)
  Distributed income of less than
    50% owned companies and share of
    loss if debt is guaranteed            2.1         4.5        (4.3)        6.6          0.9
  Amortization of capitalized
    interest                             13.3        13.0        11.8        10.2          8.8
  Fixed charges net of capitalized
    interest                            212.0       155.8       130.3       126.4        112.5
                                       ------      ------      ------      ------       ------

Earnings before taxes and fixed
  charges as adjusted                  $771.9      $189.9      $575.5      $633.8       $624.2
                                       ======      ======      ======      ======       ======

Fixed charges:
  Interest incurred                    $122.3      $ 94.0      $ 68.9      $ 60.4       $ 58.6
  Share of interest incurred of
    50% owned companies and interest
    on guaranteed debt of less than
    50% owned companies                  60.8        40.9        42.0        47.5         45.3
  Interest incurred by greater than
    50% owned unconsolidated
    subsidiary                            0.8         0.8         0.9         0.9          1.0
  Portion of rent expense which
    represents interest factor           36.2        29.9        27.6        23.0         19.7
  Share of portion of rent expense
    which represents interest
    factor for 50% owned companies        9.4         9.1         9.2         9.0          7.6
  Portion of rent expense which
    represents interest factor for
    greater than 50% owned
    unconsolidated subsidiary             0.1         0.1         0.1         0.1          0.1
  Amortization of debt costs              2.0         1.8         1.5         0.4          0.4
                                       ------      ------      ------      ------       ------

Total fixed charges                     231.6       176.6       150.2       141.3        132.7
Capitalized interest                    (19.6)      (20.8)      (19.9)      (14.9)       (20.2)
                                       ------      ------      ------      ------       ------

Total fixed charges net of
  capitalized interest                 $212.0      $155.8      $130.3      $126.4       $112.5
                                       ======      ======      ======      ======       ======

Preferred dividends:
  Preferred dividend requirements      $  8.2      $  2.1      $  2.2      $  2.4       $  2.5
  Ratio of pre-tax income to income
    before minority interest and
    equity earnings                       1.6         1.3         1.4         1.5          1.7
                                       ------      ------      ------      ------       ------
  Pre-tax preferred dividend
    requirement                          13.1         2.7         3.1         3.6          4.3

Total fixed charges                     231.6       176.6       150.2       141.3        132.7
                                       ------      ------      ------      ------       ------

Fixed charges and pre-tax preferred
  dividend requirement                 $244.7      $179.3      $153.3      $144.9       $137.0
                                       ======      ======      ======      ======       ======

Ratio of earnings to combined
  fixed charges and preferred
  dividends                               3.2x        1.1x        3.8x        4.4x         4.6x
                                       ======      ======      ======      ======       ======
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